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                                                                       Exhibit 5


                                 August 1, 1996


Impath Inc.
1010 Third Avenue, Suite 302
New York, New York 10021

Dear Sirs:

          We have acted as counsel for Impath Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 793,141 shares (the "Shares") of the Company's common stock, $.005 par value, which have been or are to be offered by the Company to employees, directors, consultants and other individuals providing services to the Company or any of its subsidiary or parent corporations pursuant to the Company's 1989 Stock Option Plan (the "Plan").

          In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted thereunder, will be validly issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.


                                    Very truly yours,


                                    HAYTHE & CURLEY